EXHIBIT 99.1

Security Bank Corporation Announces 10% Dividend Increase

MACON, GA—February 19, 2004

Security Bank Corporation, (NASDAQ: SBKC), announced today that it has declared a first quarter dividend, paying $0.11 per share on March 31, 2004 to shareholders of record on March 15, 2004. This represents a 10 percent increase in Security Bank Corporation’s dividend.

“Security Bank Corporation enjoyed record earnings in 2003”, noted Rett Walker, President and CEO. “As a result of this outstanding performance, we are substantially increasing the dividend payout to our stockholders.”

Based on a closing price of $31.42 on February 18, 2004, the announced dividend of $0.11 per share yields 1.40% on an annualized basis. For the year ended December 31, 2003, Security Bank Corporation’s stock price increased 31.3%. Including a dividend of $0.40 per share for 2003, Security Bank Corporation stock had a total return in 2003 of 33%. In June 2003 the Company’s stock was added to the Russell 2000 index.

Security Bank Corporation is a Georgia multi-bank holding company based in Macon, Bibb County, Georgia. Its wholly owned bank subsidiaries are Security Bank of Bibb County, Security Bank of Houston County, and Security Bank of Jones County. The banks maintain 13 full service offices in Macon, Perry, Warner Robins, Gray and Brunswick, Georgia. In addition, Security Bank of Bibb County operates a wholly owned mortgage subsidiary, Fairfield Financial Services, Inc. Fairfield has offices in Macon, Warner Robins, Columbus, St. Simons, Richmond Hill, Rincon, Butler, and Fayetteville.

Security Bank Corporation had total assets of $911.3 million and total stockholders’ equity of $75.8 million at 12/31/03.

Questions about Security Bank Corporation should be directed to Rett Walker at (478) 722-6220 or Jim McLemore at (478) 722-6243.